SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]

Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]

Definitive Proxy Statement

[   ]

Definitive Additional Materials

[X]

Soliciting Material Pursuant to §240.14a-12

MIDWEST AIR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]

No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated
and state how it was determined):
(4)	Proposed maximum aggregate of transaction:
(5)	Total fee paid:

[   ]

Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

To:

All Midwest and Skyway Airlines Employees

Date:

August 16, 2007

From:

Timothy E. Hoeksema

Subject:

Midwest Signs Definitive Merger Agreement With TPG

I am pleased to share the news today that the board of Midwest Air Group has signed a definitive merger agreement for our company to be acquired by an affiliate of TPG Capital, L.P. This preserves our status as Milwaukee’s hometown airline and our Midwest Airlines brand.

This transaction is valued at approximately $450 million. Under the terms of the agreement, each outstanding share of Midwest’s common stock will be converted into the right to receive $17.00 in cash.

This is a significant milestone for Midwest. Our board put forth tremendous effort to carefully and thoroughly evaluate the alternatives. The board is confident that TPG’s offer presents the best value and certainty for shareholders, while also addressing the interests of employees.

TPG is a leading private investment firm founded in 1992, with more than $30 billion of assets under management and offices all over the globe. They have extensive experience in the airline industry and many other sectors. TPG shares our commitment to quality and understands the value of a differentiated product. We’re looking forward to a long-term relationship with them and benefiting from their strength and experience.

The decision to accept the TPG offer came at the conclusion of a process in which TPG and AirTran were each asked to submit a “best and final” offer by noon Central time on August 16, 2007. At that time, TPG submitted its $17.00 per share proposal.

Northwest Airlines Corporation will be a minority passive investor in Midwest Air Partners, LLC, the name of the entity formed to acquire Midwest.

The transaction is expected to be completed in the fourth quarter of 2007.

Going forward, I’m sure you will have questions regarding specific details of the transaction and what it means to you. Please share your questions with your manager or supervisor, who will submit them to Corporate Communications. We will compile those questions and share the answers with you in the coming days and weeks.

This agreement is the result of 23 years of hard work, dedication and enthusiasm by Midwest employees who made “The best care in the air” what it is today. Congratulations! Please take the time to enjoy this news and look forward to the possibilities ahead.

In connection with Midwest’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Midwest will file with the SEC, and will furnish to shareholders of Midwest, a proxy statement. Midwest’s shareholders are urged to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Midwest Air Group, Inc., 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, Attention: Investor Relations, Telephone: 414-570-3954, or from Midwest’s Web site, http://www.midwestairlines.com.

Midwest and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Midwest in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Midwest’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Midwest common stock as of March 26, 2007 is also set forth in the Schedule 14A filed by Midwest with the SEC on May 16, 2007.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Midwest may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the closing conditions. These factors, and other factors that may affect the business or financial results of Midwest are described in the risk factors included in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.